June 26, 2016

Mark Strong
c/o HeartWare
500 Old Connecticut Path
Framingham, MA 01701

Dear Mark,

Reference is made to the employment letter (the “Agreement”) between you and HeartWare, Inc. (the “Company”), dated September 23, 2013, as amended from time to time.  You and the Company desire to amend the Agreement in the manner described below.

1.	Total Salary. The definition of “Total Salary” in your Agreement shall be replaced by the following:

“Total Salary” means your current Base Salary plus your current target annual cash bonus assuming 100% corporate and individual achievement.

2.	No Other Changes. The terms and conditions of the Agreement, to the extent not modified hereby, will continue to apply as specified in the Agreement.

To indicate your acceptance of these updated terms and conditions of your employment, please sign below.

Sincerely,
HEARTWARE, INC.

BY:	/s/ Douglas Godshall
Title:	President and CEO

Accepted and agreed:

/s/ Mark Strong
Mark Strong